Contacts:

Corinthian Colleges, Inc.
Dennis Beal, EVP/CFO
714.427.3000, Ext. 432

Cecilia Wilkinson/Rosemary Moothart
PondelWilkinson Inc.
310.279.5980

CORINTHIAN COLLEGES DISCLOSES SEC INFORMAL INQUIRY

Santa Ana, CA, September 20, 2004 – Corinthian Colleges, Inc. (NASDAQ:COCO) announced today that the Securities and Exchange Commission (SEC) is conducting an informal inquiry regarding the company. The SEC informed the company of the inquiry on September 16, 2004. Based on correspondence received from the SEC, the company believes the inquiry concerns Corinthian’s projections, financial performance and communications with securities analysts and investors during the fiscal year ended June 30, 2004, including interim periods, and for the quarter ending September 30, 2004, as well as the U.S. Department of Education program review at the San Jose, California campus of Bryman College. The SEC has requested the company maintain certain documents and data in its possession regarding those matters. The company intends to fully cooperate with the SEC.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, and serves the large and growing segment of the population seeking to acquire career-oriented education to become more qualified and marketable in today’s increasingly demanding workplace. Corinthian’s colleges offer master’s, bachelor’s and associate’s degrees and diploma programs in a variety of fields, with a concentration on careers in health care, business, criminal justice and technology. Corinthian operates 91 colleges in 23 states in the U.S., and 45 colleges (including 10 campuses scheduled to close in fiscal 2005) and 15 corporate training centers in seven Canadian provinces.

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